                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 9)*

                             Barr Laboratories, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    068306109
                                 (CUSIP Number)

                                Meyer F. Florence
                                150 Signet Drive
                         Weston, Ontario, Canada M9L 1T9
                                 (416) 749-9300
  (Name, Address and Telephone Number of Person Authorized to Received Notices
                               and Communications)

                                October 16, 2003
             (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of (Sections)240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box /__/.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See (Section)240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
CUSIP No. 068306109

1)   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          Bernard C. Sherman

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
          (a) [ ]
          (b) [X]

3)   SEC USE ONLY

4)   SOURCE OF FUNDS
          PF

5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6)   CITIZENSHIP OR PLACE OF ORGANIZATION
          Ontario, Canada

NUMBER OF              7)   SOLE VOTING POWER
SHARES                      11,250
BENEFICIALLY           8)   SHARED VOTING POWER
OWNED BY                    10,134,426
EACH                   9)   SOLE DISPOSITIVE POWER
REPORTING                   11,250
PERSON WITH            10)  SHARED DISPOSITIVE POWER
                            10,134,426

11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          10,145,676

12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         15.1%

14)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         IN

                                  SCHEDULE 13D
CUSIP No. 068306109

1)   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          The Bernard and Honey Sherman Trust

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
          (a) [ ]
          (b) [X]

3)   SEC USE ONLY

4)   SOURCE OF FUNDS

5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6)   CITIZENSHIP OR PLACE OF ORGANIZATION
          Ontario, Canada

NUMBER OF              7)  SOLE VOTING POWER
SHARES                     0
BENEFICIALLY           8)  SHARED VOTING POWER
OWNED BY                   10,134,426
EACH                   9)  SOLE DISPOSITIVE
POWER                      0
REPORTING              10) SHARED DISPOSITIVE POWER
PERSON WITH                10,134,426

11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          10,134,426

12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          15.1%

14)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          OO

                                  SCHEDULE 13D
CUSIP No. 068306109

1)   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          Sherman Holdings Inc.

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
          (a) [ ]
          (b) [X]

3)   SEC USE ONLY

4)   SOURCE OF FUNDS

5)   CHECK IF DISCLOSURE OF LEGAL  PROCEEDINGS  IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)

6)   CITIZENSHIP OR PLACE OF ORGANIZATION
      Ontario, Canada

NUMBER OF              7)  SOLE VOTING POWER
SHARES                     0
BENEFICIALLY           8)  SHARED VOTING POWER
OWNED BY                   10,134,426
EACH                   9)  SOLE DISPOSITIVE POWER
REPORTING                  0
PERSON WITH            10) SHARED DISPOSITIVE POWER
                           10,134,426

11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          10,134,426

12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          15.1%

14)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          HC, CO

                                  SCHEDULE 13D
CUSIP No. 068306109

1)   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          Shermco Inc.

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
          (a) [ ]
          (b) [X]

3)   SEC USE ONLY

4)   SOURCE OF FUNDS

5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6)   CITIZENSHIP OR PLACE OF ORGANIZATION
          Ontario, Canada

NUMBER OF              7)  SOLE VOTING POWER
SHARES                     0
BENEFICIALLY           8)  SHARED VOTING POWER
OWNED BY                   10,134,426
EACH                   9)  SOLE DISPOSITIVE POWER
REPORTING                  0
PERSON WITH           10)  SHARED DISPOSITIVE POWER
                           10,134,426

11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          10,134,426

12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          15.1%

14)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          HC, CO

                                  SCHEDULE 13D
CUSIP No. 068306109

1)   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          Sherfam Inc.

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
          (a) [ ]
          (b) [X]

3)   SEC USE ONLY

4)   SOURCE OF FUNDS

5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6)   CITIZENSHIP OR PLACE OF ORGANIZATION
          Ontario, Canada

NUMBER OF              7)  SOLE VOTING POWER
SHARES                     0
BENEFICIALLY           8)  SHARED VOTING POWER
OWNED BY                   10,134,426
EACH                   9)  SOLE DISPOSITIVE POWER
REPORTING                  0
PERSON WITH            10) SHARED DISPOSITIVE POWER
                           10,134,426

11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          10,134,426

12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          15.1%

14)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          HC, CO

                                  SCHEDULE 13D
CUSIP No. 068306109

1)   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          Apotex Holdings Inc.

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
          (a) [ ]
          (b) [X]

3)   SEC USE ONLY

4)   SOURCE OF FUNDS

5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6)   CITIZENSHIP OR PLACE OF ORGANIZATION
          Ontario, Canada

NUMBER OF              7)  SOLE VOTING POWER
SHARES                     0
BENEFICIALLY           8)  SHARED VOTING POWER
OWNED BY                   10,134,426
EACH                   9)  SOLE DISPOSITIVE POWER
REPORTING                  0
PERSON WITH            10) SHARED DISPOSITIVE POWER
                           10,134,426


11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          10,134,426

12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          15.1%

14)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          HC, CO

                                  SCHEDULE 13D
CUSIP No. 068306109

1)   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          SHERMFIN INC.  22-2416614

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
          (a) [ ]
          (b) [X]

3)   SEC USE ONLY

4)   SOURCE OF FUNDS

5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6)   CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware, USA

NUMBER OF              7)  SOLE VOTING POWER
SHARES                     0
BENEFICIALLY           8)  SHARED VOTING POWER
OWNED BY                   10,134,426
EACH                   9)  SOLE DISPOSITIVE POWER
REPORTING                  0
PERSON WITH            10) SHARED DISPOSITIVE POWER
                           10,134,426

11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          10,134,426

12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          15.1%

14)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          HC, CO

                                  SCHEDULE 13D
CUSIP No. 068306109

1)   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          Sherman Delaware, Inc.  13-3083682

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
          (a) [ ]
          (b) [X]

3)   SEC USE ONLY

4)   SOURCE OF FUNDS

5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6)   CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware, USA

NUMBER OF              7)  SOLE VOTING POWER
SHARES                     0
BENEFICIALLY           8)  SHARED VOTING POWER
OWNED BY                   10,134,426
EACH                   9)  SOLE DISPOSITIVE POWER
REPORTING                  0
PERSON WITH            10) SHARED DISPOSITIVE POWER
                           10,134,426

11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          10,134,426

12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          15.1%

14)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          HC, CO

The Reporting Persons (as defined below) hereby amend and supplement the
Schedule 13D originally filed with the Securities and Exchange Commission (the "SEC") on March 26, 1999, as amended by Amendment No. 1 filed with the SEC on July 1, 1999, as amended by Amendment No. 2 filed with the SEC on June 14, 2001, as amended by Amendment No. 3 filed with the SEC on December 24, 2002, as amended by Amendment No. 4 filed with the SEC on February 19, 2003, as amended by Amendment No. 5 filed with the SEC on March 7, 2003, as amended by Amendment No. 6 filed with the SEC on May 19, 2003, as amended by Amendment No. 7 filed with the SEC on August 21, 2003 and as further amended by Amendment No. 8 filed with the SEC on September 19, 2003 (the "Schedule") as follows:

     This Schedule relates to the common stock, par value $.01 per share ("Common Stock"), of Barr Laboratories, Inc., a Delaware corporation (the "Issuer").

"Item 3. Source and Amount of Funds or Other Consideration.

     Item 3 of the Schedule is hereby amended by adding the following text as the last full paragraph thereof:

     The 11,250 shares of Common Stock that are the subject of this Amendment No. 9 were acquired by Dr. Sherman with his personal funds."

     "Item 5. Interest in Securities of the Issuer.

         Items 5(a) and (b) of the Schedule are hereby amended by deleting the existing text and inserting the following text in its stead:


                                                                                                    Sole Power       Shared Power
       Reporting Person        Amount        Percent of     Sole Power to      Shared Power to    to Dispose or      to Dispose or
                           Beneficially         Class      Vote or Direct      Vote or Direct       Direct the        Direct the
                              Owned (1)                       the Vote            the Vote        Disposition of     Disposition of
1. Dr. Sherman             10,145,676(2)        15.1          11,250            10,134,426(2)         11,250         10,134,426 (2)
2. Sherman Trust           10,134,426(2)        15.1             0              10,134,426(2)            0           10,134,426 (2)
3. Sherman Holdings        10,134,426(2)        15.1             0              10,134,426(2)            0           10,134,426 (2)
4. Shermco                 10,134,426(2)        15.1             0              10,134,426(2)            0           10,134,426 (2)
5. Sherfam                 10,134,426(2)        15.1             0              10,134,426(2)            0           10,134,426 (2)
6. Apotex                  10,134,426(2)        15.1             0              10,134,426(2)            0           10,134,426 (2)
7. Shermfin                10,134,426(2)        15.1             0              10,134,426(2)            0           10,134,426 (2)
8. SDI                     10,134,426(2)        15.1             0              10,134,426(2)            0           10,134,426 (2)

(1) All share amounts have been adjusted from those disclosed in Amendments 1 through 5 to the Schedule to reflect the 3-for-2 stock split effected in the form of a 50% stock dividend distributed on March 17, 2003.

(2) By virtue of the relationships described in Item 2(a) above, Dr. Sherman, Sherman Trust, Sherman Holdings, Shermco, Sherfam, Apotex and Shermfin may be deemed to possess indirect beneficial ownership of the shares of Common Stock beneficially owned by SDI.

     The filing of this statement by Dr. Sherman, Sherman Trust, Sherman Holdings, Shermco, Sherfam, Apotex and Shermfin shall not be construed as an admission that any of Dr. Sherman, Sherman Trust, Sherman Holdings, Shermco, Sherfam, Apotex or Shermfin, is, for the purposes of Section 13(d) or Section 13(g) of the Act, the beneficial owner of any securities covered by this statement.

     Because of the relationships described in Item 2(a) above, the Reporting Persons may be deemed to constitute a "group" within the meaning of Rule 13d-5 under the Act, and as such, each member of the group would be deemed to beneficially own, in the aggregate, all the shares of Common Stock held by members of the group. The Reporting Persons disclaim membership in a group."

     Item 5(c) of the Schedule is hereby amended by deleting the existing text and inserting the following text in its stead:

          "Other than as described below and in Amendments No. 7 and 8 to the Schedule, there were no transactions in the Company's Common Stock effected by the Reporting Persons during the past sixty days. On October 16, 2003, Dr. Sherman acquired 11,250 shares of Common Stock upon the exercise of options granted pursuant to the Company's 1993 Stock Option Plan for Non-Employee Directors."

Signature.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  October 23, 2003

                                             /s/ Bernard C. Sherman
                                             -----------------------------------
                                             BERNARD C. SHERMAN


                                             BERNARD AND HONEY SHERMAN TRUST

                                             /s/ Bernard C. Sherman
                                             -----------------------------------
                                             Bernard C. Sherman
                                             Sole Trustee


                                             SHERMAN HOLDINGS INC.

                                             By: /s/ Bernard C. Sherman
                                                 -------------------------------
                                                     Bernard C. Sherman
                                                     President


                                             SHERMCO INC.


                                             By: /s/ Bernard C. Sherman
                                                 -------------------------------
                                                     Bernard C. Sherman
                                                     Chairman


                                             SHERFAM INC.


                                             By: /s/ Bernard C. Sherman
                                                 -------------------------------
                                                     Bernard C. Sherman
                                                     Chairman


                                             APOTEX HOLDINGS INC.


                                             By: /s/ Bernard C. Sherman
                                                 -------------------------------
                                                     Bernard C. Sherman
                                                     President


                                             SHERMFIN, INC.


                                             By: /s/ Bernard C. Sherman
                                                 -------------------------------
                                                     Bernard C. Sherman
                                                     President


                                             SHERMAN DELAWARE, INC.


                                             By: /s/ Bernard C. Sherman
                                                 -------------------------------
                                                     Bernard C. Sherman
                                                     President